EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES INCREASES ITS COMMITMENT

TO THE LONG-RANGE, FUEL-EFFICIENT BOEING 787 DREAMLINER

First airline in the Americas to order the 787-9

HOUSTON, March 12, 2006 - Continental Airlines (NYSE: CAL) today announced that it has increased its commitment to the Boeing 787 Dreamliner, raising its firm order from 20 to 25 aircraft. By adding five 787-9 aircraft to its firm order, Continental is strengthening its ability to further modernize its fleet in the years ahead and unlocking additional international expansion opportunities.

In addition to increasing its firm order to 25 787s, Continental has converted 12 previously ordered 787-8s into 787-9s, for a total of 17 787-9 and eight 787-8 aircraft on firm order. Continental becomes the first airline in the Americas to order the 787-9, which will carry more passengers and fly further than the 787-8.

"Since we placed our initial 787 order in December 2004, we have become even more impressed with the 787 and its capabilities," said Larry Kellner, chairman and CEO. "The increased size and range of the 787-9 will allow us to serve more cities with the lowest operating seat cost of any aircraft in our fleet. This is the second time we have increased our 787 order, and demonstrates our continued confidence in Boeing and the 787."

The Boeing 787 is the optimal aircraft to support Continental's strategy for continued international growth. With expanded range capabilities, unmatched fuel efficiency and superior

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operating economics, the 787s will allow the company to replace less efficient widebody aircraft, and target additional long-haul markets. The 787s will also give Continental the ability to offer more capacity on international routes that need larger aircraft to support traffic growth.

Further modernizing a young fleet

Continental has approximately $9 billion (list price) of Boeing aircraft on order. In addition to the 25 787s, Continental has 60 737s and two 777s on order, plus options for 82 additional 737 and 787 aircraft. The two 777s will be delivered in the next 45 days.

The airline continues to employ a flexible fleet plan that provides Continental with the ability to adjust its fleet using orders, options and retirements to meet market conditions. Through its fleet modernization program, Continental has reduced the number of fleet types it operates to just three fleet types (777, 767/757 and 737) - the least of all network carriers - while maintaining the flexibility within each fleet type to meet various route and market needs.

With today's high fuel costs and rising environmental concerns, Continental is very focused on operating a young and fuel efficient fleet. Continental's mainline fleet is the youngest among all network airlines based in the U.S., with an average aircraft age of less than 10 years. The airline has reduced fuel consumption per revenue passenger mile by 34.1 percent in the last 10 years. Furthermore, no other U.S.-based network carrier burns less fuel per available seat mile than Continental, which translates to Continental having lower CO2 emissions per available seat mile than its primary competitors.

Continental is well positioned among its network competitors, having the advantage of both a young fleet and significant orders for new aircraft. Other airlines are operating older fleets and have not been able to establish new aircraft order positions. With today's order, Continental preserves this advantage as aircraft manufacturers continue to be sold out of their capacity for the next several years.

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 150 domestic and 136 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 44,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

In 2006, Continental Airlines won its sixth J.D. Power and Associates award since 1996. The carrier received the highest rank in customer satisfaction among network carriers in North America in the J.D. Power and Associates 2006 Airline Satisfaction Index SurveySM. For the third consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2006 list of Most Admired Global Companies. Continental was also named the No. 1 airline on the publication's 2007 America's Most Admired airline industry list. Additionally, Continental again won major awards at the OAG Airline of the Year Awards including "Best Airline Based in North America" for the third year in a row, and "Best Executive/Business Class" for the fourth consecutive year. For more company information, visit continental.com.